Exhibit 99.2

Supplement to the Offer Document in respect of Mylan’s offer to the shareholders of Meda

Important information

For certain definitions, please see page 1 of this Supplement. Capitalized terms used but not defined in this Supplement shall have the meanings assigned to them in the Offer Document. This Supplement has been prepared in Swedish and English. In the event of any discrepancy in content between the language versions, the Swedish version shall prevail.

The Offer, the Offer Document and this Supplement are governed by and construed in all respects in accordance with the substantive laws of Sweden, without regard to any conflict of law principles leading to the application of laws of any other jurisdiction. The Takeover Rules and the Swedish Securities Council’s rulings and statements on the application and interpretation of the Takeover Rules apply to the Offer. In accordance with the Takeover Act, Mylan has contractually undertaken towards Nasdaq Stockholm to comply with the rules established by Nasdaq Stockholm for such offers and submit to any sanctions that Nasdaq Stockholm can impose on Mylan in the event of a breach of the Takeover Rules. On February 10, 2016, Mylan informed the SFSA about the commitment to Nasdaq Stockholm. Any dispute regarding the Offer, or which arises in connection with the Offer, the Offer Document or this Supplement, shall be settled exclusively by Swedish Courts, and the City Court of Stockholm shall be the court of first instance.

The information in this Supplement is only provided in contemplation of the Offer and may not be used for any other purpose. There is no guarantee that the information provided in this Supplement is current as of any date other than the date of the publication of this Supplement or that there have not been any changes in Mylan’s or Meda’s business since that date. If the information in this Supplement becomes subject to any material change, such material change will be made public in accordance with the provisions of the Trading Act, which governs the publication of supplements to the Offer Document.

Forward-looking statements

This Supplement contains “forward-looking statements.” Such forward-looking statements may include, without limitation, statements about Mylan’s proposed transaction to acquire Meda (the “Transaction”), the Offer, Mylan’s acquisition (the “EPD Transaction”) of Mylan Inc. and Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business (the “EPD Business”), the benefits and synergies of the EPD Transaction and the Transaction, future opportunities for Mylan, Meda, or the combination of Mylan and Meda if the Offer is completed (the “Combined Company”) and products and any other statements regarding Mylan’s, Meda’s or the Combined Company’s future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties related to the Transaction, including as to the timing of the Transaction, uncertainties as to whether Mylan will be able to complete the Transaction, the possibility that competing offers will be made, the possibility that certain conditions to the completion of the Offer will not be satisfied, and the possibility that Mylan will be unable to obtain regulatory approvals for the Transaction or be required, as a condition to obtaining regulatory approvals, to accept conditions that could reduce the anticipated benefits of the Transaction; the ability to meet expectations regarding the accounting and tax treatments of the Transaction and the EPD Transaction, changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; the integration of the EPD Business and Meda being more difficult, time-consuming, or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the EPD Transaction and the Transaction; the retention of certain key employees of the EPD Business and Meda being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the EPD Transaction and the Transaction within the expected time-frames or at all and to successfully integrate the EPD Business and Meda; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); any regulatory, legal, or other impediments to Mylan’s ability to bring new products to market; success of clinical trials and Mylan’s ability to execute on new product opportunities; any changes in or difficulties with Mylan’s inventory of, and its ability to manufacture and distribute, the EpiPen® Auto-Injector to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan, Meda or the Combined Company; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), International Financial Reporting Standards (“IFRS”) and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan’s business activities, see the risks described in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2015, its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 and its other filings with the U.S. Securities and Exchange Commission (the “SEC”). These risks and uncertainties also include those risks and uncertainties that are discussed in the Offer Document, the Registration Statement on Form S-4 which was filed with the SEC on April 11, 2016, as amended (the “Registration Statement”), and the EU Prospectus that was approved by the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) (the “AFM”) and published on June 16, 2016 (the “EU Prospectus”). You can access Mylan’s filings with the SEC through the SEC website at www.sec.gov, and Mylan strongly encourages you to do so. Mylan undertakes no obligation to update any statements herein for revisions or changes after the publication date of this Supplement, except as required by law.

Additional Information

The Offer, pursuant to the terms and conditions presented in Mylan’s offer announcement dated February 10, 2016 and in the Offer Document, is not being made to persons whose participation in the Offer requires that an additional offer document or prospectus be prepared or registration effected or that any other measures be taken in addition to those required under Swedish law (including the Takeover Rules), Dutch law, Danish law, Irish law, United Kingdom law and U.S. law.

The distribution of the Offer Document, this Supplement and any related Offer documentation in certain jurisdictions may be restricted or affected by the laws of such jurisdictions. Accordingly, copies of this Supplement are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any such jurisdiction. Therefore, persons who receive this Supplement (including, without limitation, nominees, trustees and custodians) and are subject to the laws of any such jurisdiction will need to inform themselves about, and observe, any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, Mylan disclaims any responsibility or liability for the violations of any such restrictions by any person.

The Offer is not being made, and the Offer Document and this Supplement may not be distributed, directly or indirectly, in or into, nor will any tender of shares be accepted from or on behalf of holders in, Australia, Hong Kong, Japan, Canada, New Zealand or South Africa, or any other jurisdiction in which the making of the Offer, the distribution of the Offer Document or this Supplement or the acceptance of any tender of shares would contravene applicable laws or regulations or require further offer documents, filings or other measures in addition to those required under Swedish law (including the Takeover Rules), Dutch law, United Kingdom law, Danish law, Irish law and U.S. law.

Further information

In connection with the Offer, Mylan has filed certain materials with the SEC, including, among other materials, the Registration Statement. Mylan has also filed the EU Prospectus with the AFM. This Supplement is not intended to be, and is not, a substitute for such documents or for any other document that Mylan may file with the SEC, the AFM or any other competent EU authority in connection with the Offer. INVESTORS AND SECURITYHOLDERS OF MEDA IN SWEDEN AND INVESTORS AND SECURITYHOLDERS OF MEDA IN THE EUROPEAN ECONOMIC AREA BUT OUTSIDE OF SWEDEN ARE URGED TO READ THE OFFER DOCUMENT AND ANY SUPPLEMENT THERETO, OR THE EU PROSPECTUS AND ANY SUPPLEMENT THERETO, AS APPLICABLE, CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING AN INVESTMENT DECISION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, MEDA AND THE OFFER. INVESTORS AND SECURITYHOLDERS OF MEDA OUTSIDE THE EUROPEAN ECONOMIC AREA ARE URGED TO READ ANY DOCUMENTS FILED WITH THE SFSA, THE SEC AND THE AFM OR ANY OTHER COMPETENT EU AUTHORITY CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING AN INVESTMENT DECISION BECAUSE THEY WILL EACH CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, MEDA AND THE OFFER. Such documents are or upon publication will be available free of charge through the website maintained by the SEC at www.sec.gov, on Mylan’s website at medatransaction.mylan.com or, to the extent filed with the AFM, through the website maintained by the AFM at www.afm.nl, or by directing a request to Mylan at +1 (724) 514-1813 or investor.relations@mylan.com. Any materials filed by Mylan with the SFSA, the SEC, the AFM or any other competent EU authority that are required to be mailed to Meda shareholders will also be mailed to such shareholders. A copy of this Supplement will be available free of charge at the following website: medatransaction.mylan.com.

Non-IFRS financial measures

This Supplement contains non-IFRS financial measures. Non-IFRS financial measures should be considered only as a supplement to, and not as a substitute for or as a superior measure to, financial measures prepared in accordance with IFRS.

Special notice to shareholders in the United States

This Offer is made for the securities of a foreign company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Certain financial statements included or incorporated by reference in the document, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of U.S. companies.

It may be difficult for investors to enforce their rights and any claim they may have arising under the federal securities laws, since Meda is incorporated in Sweden and Mylan is incorporated in the Netherlands, and some or all of their respective officers and directors may be residents of a foreign country. Investors may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Investors should be aware that Mylan may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.

i

ii

Supplement to Offer Document

This document (this “Supplement”) constitutes a supplement to the offer document prepared by Mylan N.V. (“Mylan”) in connection with Mylan’s public offer to the shareholders of Meda Aktiebolag (publ.) (the “Offer” and “Meda”, respectively), which offer document was approved and registered by the Swedish Financial Supervisory Authority (Finansinspektionen, the “SFSA”) on June 16, 2016 (SFSA reg. No. 16-5524) (the “Offer Document”). This Supplement has been prepared pursuant to Chapter 2 a, section 11 (citing Chapter 2, section 34) of the Swedish Financial Instruments Trading Act (SFS 1991:980) by reason of Meda having made public on July 21, 2016 its interim report for the period January-June 2016. Meda’s interim report for the period January-June 2016 is included in this Supplement. This Supplement was approved and registered by the SFSA on July 21, 2016 (SFSA reg. No. 16-10655), and published by Mylan on the same date. This Supplement forms part of, and must be read together with, the Offer Document. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Offer Document. The Offer Document and this Supplement are available on Mylan’s transaction website (medatransaction.mylan.com), Handelsbanken’s webpage for prospectuses and offer documents (www.handelsbanken.se/investeringserbjudande) and the SFSA’s website (www.fi.se).

Meda shareholders who prior to the publication of this Supplement have accepted the Offer have the right to withdraw their acceptances. To be valid, such withdrawal must have been received in writing by Handelsbanken (address: Handelsbanken Capital Markets, HCXS-O/Issue Department, SE-106 70 Stockholm, Sweden) before the later of (i) the end of July 28, 2016 (five working days from the publication of this Supplement); or (ii) Mylan having announced that the conditions for the completion of the Offer have been satisfied or, if such announcement has not been made during the acceptance period, by 17.00 (CET) on the last day of the acceptance period (July 29, 2016).

If conditions to the Offer, which Mylan has reserved the right to waive, continue to apply during an extension of the Offer, the right to withdraw an acceptance will apply in the same manner throughout any such extension of the Offer. Meda shareholders whose shares are nominee registered wishing to withdraw acceptance shall do so in accordance with instructions from the nominee. For detailed terms and conditions as well as other information about the Offer, please refer to the Offer Document, which is available on the above-mentioned websites.

Supplement to “Information about Meda”

The information below is a summary of Meda’s unaudited financial results for the six month periods ended June 30, 2016 and 2015 and financial position as of June 30, 2016 and 2015 and December 31, 2015, based on Meda’s unaudited interim report for January-June 2016 made public on July 21, 2016 and prepared in accordance with IFRS as adopted by the EU, as interpreted by the IFRS Interpretations Committee (IFRS IC), the Swedish Annual Accounts Act (1995:1554) and the Swedish Financial Reporting Board’s standard RFR 1 Supplementary Accounting Rules for Groups. Unless otherwise stated, amounts are presented in SEK millions. The tables on pages 191-194 of the Offer Document are supplemented with the information below.

Consolidated income statement

	January-June
SEK million	2016	2015
Net sales	9,330	9,735
Cost of sales	-3,624	-3,723

Gross Profit	5,706	6,012

Other income	–	–
Selling expenses	-2,134	-2,084
Medicine and business development expenses	-2,056	-1,942
Administrative expenses	-563	-518

Operating profit	953	1,468

Finance income
Finance cost
Net financial items	-473	-853

Profit after financial items	480	615

Tax	109	3

Net income	589	618

Earnings attributable to:
Parent company shareholders	589	618
Non-controlling interests	0	0

Earnings per share
Basic, SEK	1.61	1.69
Diluted, SEK	1.61	1.69

Average number of shares
Basic (thousands)	365,467	365,467
Diluted (thousands)	365,467	365,467

Actual number of shares at year-end
Basic (thousands)	365,467	365,467
Diluted (thousands)	365,467	365,467

Dividend per share (SEK)

Supplement to “Information about Meda”

Consolidated balance sheet

	June 30	June 30	December 31
SEK million	2016	2015	2015
ASSETS

Non-current assets
Tangible assets	1,490	1,646	1,504
Intangible assets	46,821	49,337	47,478
Derivatives			–
Deferred tax assets			1,812
Available-for-sale financial assets			23
Other non-current receivables			262

Other non-current assets	2,063	2,028
Total non-current assets	50,374	53,011	51,079

Current assets
Inventories	3,011	3,154	2,876
Trade receivables			4,295
Other receivables			320
Tax assets			225
Prepayments and accrued income			290
Derivatives			149
Current receivables	5,992	5,530
Cash and cash equivalents	842	1,359	1,612

Total current assets	9,845	10,043	9,767

TOTAL ASSETS	60,219	63,054	60,846

EQUITY

Share capital			365
Other capital contributions			13,788
Other reserves			375
Retained earnings including profit for the year			6,431

			20,959
Non controlling interest			-3

Total equity	20,757	20,326	20,956

LIABILITIES
Non-current liabilities
Borrowings	22,955	25,437	22,507
Derivatives			19
Deferred tax liabilities	4,212	5,091	4,708
Pension obligations	2,544	2,312	2,273
Other non-current liabilities	347	2,792	2,474
Other provisions			337

Total non-current liabilities	30,058	35,632	32,318

Current liabilities
Trade payables			1,696
Current tax liabilities			515
Other liabilities			240
Accruals and deferred income			1,553
Derivatives			205
Borrowings	1,361	2,412	2,355
Other provisions			1,008

Other current liabilities	8,043	4,684
Total current liabilities	9,404	7,096	7,572

Total liabilities	39,462	42,728	39,890

TOTAL EQUITY AND LIABILITIES	60,219	63,054	60,846

Supplement to “Information about Meda”

Consolidated statement of cash flows

	January-June
SEK million	2016	2015
Cash flow from operating activities
Profit after financial items	480	615
Adjustments for items not included in cash flow	1,673	1,638
Net change in pensions	-18	-31
Net change in provisions	-58	-386
Income taxes paid	-203	-291

Cash flow from operating activities before changes in working capital	1,874	1,545

Cash flow from changes in working capital
Inventories	-102	-178
Receivables	-441	-323
Liabilities	-38	-362

Cash flow from operating activities	1,293	682

Cash flow from investing activities
Acquisition of tangible assets
Acquisition of intangible assets
Acquisition of operation
Divestment of operation
Acquisition of financial assets available for sale
Divestment of financial assets available for sale
Increase in financial receivables
Decrease in financial receivables
Sale of non-current assets

Cash flow from investing activities	-92	-295

Cash flow from financing activities
Loans raised
Loan repayments
New share issue
Decrease in financial liabilities
Dividend to parent company shareholders

Cash flow from financing activities	-1,988	-1,340

Cash flow for the period	-787	-953

Cash and cash equivalentsat start of the year	1,612	2,311
Exchange-rate difference in cash and cash equivalents	17	1

Cash and cash equivalents at year-end	842	1,359

Interest received and paid
Interest received
Interest paid

Total

Supplement to “Information about Meda”

Key ratios

	January-June
SEK million	2016	2015
SUMMARY OF INCOME STATEMENTS
KEY RATIOS RELATED TO EARNINGS
Gross margin, %	61.2	61.8
Operating margin, %
Profit margin, %
EBITDA, SEK million	2,523	3,094
EBITDA margin, %	27.0	31.8
EBITDA excluding non-recurring effects, SEK million	2,832	3,183
EBITDA margin, excluding non-recurring effects, %	30.4	32.7

CAPITAL STRUCTURE AND EARNINGS
Equity, SEK million	20,757	20,326
Adjusted equity, SEK million
Return on capital employed, %
Return on equity, %
Net debt, SEK million	26,002	28,749
Net debt/equity ratio, times	1.3	1.4
Net debt/adjusted EBITDA	4.42	4.69
Equity/assets ratio, %	34.5	32.2
EBIT interest cover, times
Dividend yield, %
Equity per share	56.8	55.6
Earnings per share, SEK	1.61	1.69
Earnings per share excluding non-recurring effects, SEK	1.65	1.93
Adjusted earnings per share, SEK	4.74	5.12
Dividend per share, SEK

Supplement to “Information about Meda”

The section “Information about Meda” on pages 201-221 of the Offer Document is replaced with the following section “Meda Interim Report January-June 2016.”

Meda Interim Report January-June 2016

Meda is a leading international specialty pharma company with a broad product portfolio and its own sales organizations in over 60 countries. Including those markets where sales are managed by distributors, Meda's products are sold in more than 150 countries. Meda AB is the Group's parent company and its headquarters are located in Solna outside of Stockholm. The Meda share is listed under Large Cap on Nasdaq Stockholm.

MEDA

Interim Report, January-June 2016

January-June 2016

- Net sales reached SEK 9,330 million (9,735), corresponding to a decrease of 4% and a flat organic sales development compared with the previous year.
- EBITDA, excluding non-recurring items, was SEK 2,832 million (3,183), corresponding to a margin of 30.4% (32.7).
- Non-recurring items related to the Mylan offer had a SEK 309 million negative impact on earnings before tax.
- Profit after tax amounted to SEK 589 million (618).
- Earnings per share reached SEK 1.61 (1.69). Excluding non-recurring items, earnings per share totaled SEK 1.65 (1.93).
- Cash earnings per share amounted to SEK 3.38 (1.57). Excluding non-recurring items cash earnings per share totaled SEK 4.03 (3.92).

Second quarter 2016

- Net sales reached SEK 5,015 million (5,152), corresponding to a decrease of 3% and an organic growth of 2% compared with the previous year.
- EBITDA, excluding non-recurring items, was SEK 1,576 million (1,780), corresponding to a margin of 31.4% (34.5).
- Non-recurring items related to the Mylan offer had a SEK 188 million negative impact on earnings before tax.
- Profit after tax amounted to SEK 298 million (392).
- Earnings per share reached SEK 0.81 (1.07). Excluding non-recurring items, earnings per share totaled SEK 1.19 (1.34).
- Cash earnings per share amounted to SEK 2.48 (0.83). Excluding non-recurring items cash earnings per share totaled SEK 2.67 (1.98).

For further inquiries, please contact:
Paula Treutiger, VP Corporate Communications & Sustainability, paula.treutiger@meda.se, +46 733-666 599.

All information in this interim report refers to the Group unless otherwise stated. Figures shown refer to the period indicated in the paragraph heading, and figures in parentheses refer to the corresponding period last year. For further information about medicines and development projects, see www.meda.se and the 2015 Annual Report. For definitions, see page 22 or the 2015 Annual Report.

Supplement to “Information about Meda”

CEO statement

The second quarter of 2016 was another promising quarter for Meda and our performance for the year-to-date through June developed fully in line with our expectations and financial plans. Overall, our growth businesses increased by 9% in the second quarter, contributing to a solid organic growth rate of 2% for the whole group. This growth was driven by resilient sales from our ongoing business, supported by several of our key growth products within the Rx-product area. We also saw particularly strong performance from our Cx-franchise and Emerging Markets business. As expected, our growth was slightly offset by reduced royalties from our agreement with Valeant, as well as the divestment of the Euromed manufacturing site.

Looking at our regions, our US business saw considerable improvement over the previous quarter, with sales totaling SEK 751 million. We continued to be encouraged by the performance of our top 25 products, which grew by 5% at CER. Our newly established affiliate in Canada also contributed very positively. This strength too was offset by the anticipated negative impact from reduced royalty revenue from outlicensed dermatology products.

Sales for Western Europe totaled SEK 3,197 million, with mixed performance across the region. While we saw strong performance in the Nordics, France, the UK and Italy continued to put some pressure on top line performance. We also continued to see strong performance from key products, especially Dymista, which continued to increase sales and acceptance, and position itself in the #1 or #2 position in several European markets. We also saw convincing growth from EpiPen® Auto-Injector, Saugella and Armolipid in the quarter. While Italy continues to be impacted by our restructuring of this business, we are confident that the actions we are taking will establish a strong platform for the future.

Emerging Markets reported exceptionally strong performance during the quarter, with sales of SEK 1,016 million, corresponding to 15% growth at CER. Key markets such as Greater China, Russia and Turkey performed particularly well, largely driven by our Cx-franchise. Sales of Dona stood out in the region with a growth rate of 131% at CER.

In all, we delivered strong sales for the second quarter of SEK 5,015 million and EBITDA excluding non-recurring items of SEK 1,577 million, representing an EBITDA margin of 31.4%. Free cash flow excluding non-recurring items for the quarter improved to SEK 975 million. Again, this performance was in line with our expectations.

Finally, we remain extremely enthusiastic about Mylan's public offer for Meda. The combination of our business is a natural fit, and provides compelling industrial logic. We expect that within Mylan much more can be done with our very attractive businesses and products as part of their global platform. We also expect our businesses in the U.S. and Europe to be far stronger, as we benefit from greater scale and diversity, and to be able to accelerate our growth in Emerging markets.

The acceptance period for the offer runs up to and including 29 July, and Mylan has stated that it expects the transaction to close during the third quarter.

Jörg-Thomas Dierks

Group President and CEO

Interim Report, January-June 2016 2 (23)

Supplement to “Information about Meda”

Sales

For information on sales trends for major products, see the table on page 19. Definitions of geographic regions and product categories are presented on page 22.

January-June

Net sales for the period amounted to SEK 9,330 million (9,735), which corresponds to a decrease of 4%. At constant exchange rates, sales decreased by 2%. Sales compared to last year were negatively impacted by reduced royalties according to the agreement with Valeant as well as the divestment of the manufacturing site Euromed. Organic growth for the period was flat. The positive sales development in Emerging Markets helped offset the lower sales in the US. Western Europe sales were slightly lower than last year. For the top 20 products, organic growth for the period was 3%.

April-June

Net sales for the period amounted to SEK 5,015 million (5,152), which corresponds to a decrease of 3%. At constant exchange rates, sales development was flat. Organic growth for the period amounted to 2%. The growth comes from Emerging Markets while Western Europe sales development was slightly negative and US sales were slightly positive. For the top 20 products, organic growth for the period was 7%.

Sales by geographic area

January-June

Sales for **Western Europe** over the period were SEK 5,998 (6,155), representing a 3% decrease a 1% decrease at constant exchange rates, and negative organic growth of 1%. Slow sales development in the UK, Germany, Italy and France was not fully offset by positive sales development especially in the Nordics and Belgium.

US sales amounted to SEK 1,420 million (1,579), corresponding to a decrease of 10% and 10% at constant exchange rates. Organic growth was, mainly due to lower sales of Felbatol, negative 5%. License income from the collaboration agreement with Valeant was reduced to SEK 72 million (179).

Sales in **Emerging Markets** amounted to SEK 1,826 million (1,768), representing a 3% increase. Sales at constant exchange rates increased by 10% and organic growth was 10%. Growth was especially strong in Turkey due to high market demand. Several other markets showed double digit growth.

Other Sales fell to SEK 86 million (233) after the divestment of Euromed in Q4 2015.

April-June

Sales for **Western Europe** over the period were SEK 3,197 million (3,290), representing a 3% decrease and a 2% decrease at constant exchange rates. Organic growth was negative 1%. Slow sales development in Italy, the UK, France, and Austria was not fully offset by positive sales development in the rest of the markets and especially in Norway and Denmark.

US sales amounted to SEK 751 million (793), corresponding to a decrease of 5% and 3% at constant exchange rates. Organic growth was 1%. Good sales development for several products helped to more than offset the lower sales of Felbatol in particular. License income from the collaboration agreement with Valeant was reduced to SEK 28 million (88).

Sales in **Emerging Markets** amounted to SEK 1,016 million (949), representing a 7% increase, 15% at constant exchange rates. Organic growth was 15%. Sales were strong in many countries across the region, especially in Asia, Russia and Turkey. Sales in the Middle East were lower due to delayed deliveries.

Other Sales fell to SEK 51 million (120) after the divestment of Euromed.

Interim Report, January-June 2016 3 (23)

Supplement to “Information about Meda”

Sales by geographic area

	January-June					April-June				
SEK million	**2016**	2015	Index	Index[1]	Index[2]	**2016**	2015	Index	Index[1]	Index[2]
Western Europe	5,998	6,155	97	99	99	3,197	3,290	97	98	99
USA	1,420	1,579	90	90	95	751	793	95	97	101
Emerging Markets	1,826	1,768	103	110	110	1,016	949	107	115	115
Other Sales	86	233	36	37	93	51	120	42	42	101
Total Sales	**9,330**	**9,735**	**96**	**98**	**100**	**5,015**	**5,152**	**97**	**100**	**102**

[1] Constant exchange rates [2] Organic growth

Sales by product category

January-June

Sales of prescription drugs (**Rx**) amounted to SEK 5,699 million (6,019), representing a 3% decrease at constant exchange rates. Organic growth for the period was negative by 2%. Lower sales of Rx products in the US, the UK, Italy, China and the Middle East were the main reasons for the lower sales. Dymista continued to show growth at 22%.

Cx/OTC sales amounted to SEK 3,545 million (3,483), representing a 4% increase at constant exchange rates. Organic growth for the period amounted to 4%. Amongst other, products like Dona, Saugella, Armolipid, and Reparil were the main drivers behind the positive development.

Other Sales amounted to SEK 86 million (233).

April-June

Sales of prescription drugs (**Rx**) amounted to SEK 3,090 million (3,199), representing a 1% decrease at constant exchange rates. Organic growth for the period was 1%. Lower sales of Rx products in Italy, China and the Middle East were the main reasons for the lower sales. Dymista continued to show growth at 24%.

Cx/OTC sales amounted to SEK 1,874 million (1,833), representing a 5% increase at constant exchange rates. Organic growth for the period amounted to 5%, driven by higher sales of Dona in Asian markets. The positive growth for CB12 in Q1 did not continue and the product declined by 25%.

Other Sales amounted to SEK 51 million (120).

Sales by product category

	January-June					April-June				
SEK million	**2016**	2015	Index	Index[1]	Index[2]	**2016**	2015	Index	Index[1]	Index[2]
Rx	5,699	6,019	95	97	98	3,090	3,199	97	99	101
Cx/OTC	3,545	3,483	102	104	104	1,874	1,833	102	105	105
Other Sales	86	233	36	37	93	51	120	42	42	101
Total Sales	**9,330**	**9,735**	**96**	**98**	**100**	**5,015**	**5,152**	**97**	**100**	**102**

1) Constant exchange rates 2) Organic growth

Interim Report, January-June 2016 4 (23)

Supplement to “Information about Meda”

Earnings

Operating profit

January-June

Operating profit for the period was SEK 953 million (1,468) and EBITDA was SEK 2,523 million (3,094), yielding a 27.0% margin (31.8). Excluding non-recurring items, operating profit amounted to SEK 1,262 million (1,557) and EBITDA to SEK 2,832 million (3,183). This corresponds to an EBITDA margin of 30.4% (32.7).

Operating expenses for the period amounted to SEK 4,753 million (4,544) and included transaction costs of SEK 307 million related to the Mylan offer whereof SEK 144 million refers to consultant fees and SEK 163 million refers to personnel related bonuses including the LTI-programs. See page 8 for further information. Accordingly, operating expenses excluding non-recurring items were SEK 4,446 million (4,455).

Selling expenses for the period, including non-recurring items of SEK 46 million, were SEK 2,134 million (2,084).

Medicine and business development expenses, including non-recurring items of SEK 170 million, were SEK 2,056 million (1,942).

Administrative expenses for the period, including non-recurring items of SEK 91 million, totaled SEK 563 million (518).

April-June

Operating profit for the period was SEK 604 million (932) and EBITDA was SEK 1,388 million (1,748), yielding a 27.7% margin (33.9). Excluding non-recurring items, operating profit amounted to SEK 792 million (964) and EBITDA to SEK 1,576 million (1,780). This corresponds to an EBITDA margin of 31.4% (34.5).

Operating expenses for the period amounted to SEK 2,415 million (2,247) and included transaction costs of SEK 186 million related to the Mylan offer. SEK 163 million of those costs refer to personnel related bonuses and included costs of SEK 74 million related to the LTI programs as a result of the shortened vesting period and the change of the programs from share settled to cash settled. See page 8 for further information. Accordingly, operating expenses excluding non-recurring items were SEK 2,229 million (2,215).

Selling expenses for the period, including non-recurring items of SEK 46 million, were SEK 1,124 million (1,035).

Medicine and business development expenses, including non-recurring items of SEK 49 million, were SEK 973 million (975).

Administrative expenses for the period, including non-recurring items of SEK 91 million, totaled SEK 318 million (237).

EBITDA (SEK million)*

2 000
1 500
1 000
500
0
Q3 2014
Q4 2014
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016

*Excluding non-recurring items

Interim Report, January-June 2016 5 (23)

Supplement to “Information about Meda”

Net financial items, tax and earnings per share

January-June

Net financial items amounted to SEK -473 million (-853) corresponding to a decrease of 25% compared to last year excluding non-recurring items in H1 2015 of SEK 219 million. The decrease is related to lower interest expense as a result of the reduced net debt.

Profit after net financial items totaled SEK 480 million (615).

Reported tax for the period amounted to SEK 109 million (3). Tax was affected by re-assessment of certain deferred tax balances and non-recurring items. Excluding non-recurring items, tax expense was SEK 187 million (217), equivalent to a tax rate of 23.7% (23.5).

Net profit totaled SEK 589 million (618).

Earnings per share reached SEK 1.61 (1.69). Excluding non-recurring items, earnings per share totaled SEK 1.65 (1.93).

April-June

Net financial items amounted to SEK -221 million (-384) corresponding to a decrease of 32% compared to last year excluding non-recurring items in Q2 2015 of SEK 58 million. The decrease is mainly related to lower interest expense as a result of the reduced net debt.

Profit after net financial items totaled SEK 383 million (548).

Reported tax expense for the period amounted to SEK 85 million (156). Tax was affected by tax on non-recurring items and tax for previous financial years. Excluding those items, tax expense was SEK 137 million (149), equivalent to a tax rate of 24.0% (23.4).

Net profit totaled SEK 298 million (392).

Earnings per share reached SEK 0.81 (1.07). Excluding non-recurring items, earnings per share totaled SEK 1.19 (1.34).

Cash flow

January-June

Cash flow from operating activities before changes in working capital amounted to SEK 1,874 million (1,545).

Working capital had an impact of SEK -581 million (-863) on cash flow. Cash flow from inventories totaled SEK -102 million, mainly due to timing of inventory purchases. Receivables had a negative effect of SEK 441 million and liabilities had a negative effect of SEK 38 million on cash flow. Accordingly, cash flow from operating activities amounted to SEK 1,293 million (682).

Free cash flow was SEK 1,236 million (573). Transaction costs related to the Mylan offer of SEK 126 million and restructuring costs of SEK 109 million were paid during the period. Accordingly, free cash flow excluding non-recurring items totaled SEK 1,471 million (1,432).

Cash earnings per share for the period totaled SEK 3.38 (1.57). Excluding non-recurring items, cash earnings per share were SEK 4.03 (3.92).

Cash flow from investing activities amounted to SEK -92 million (-295).

Cash flow from financing activities amounted to SEK -1,988 million (-1,340).

April-June

Cash flow from operating activities before changes in working capital amounted to SEK 1,151 million (796).

Working capital had an impact of SEK -212 million (-445) on cash flow. Cash flow from inventories totaled SEK 52 million, primarily due to higher sales at the end of the second quarter compared to the end of the previous quarter. Receivables had an adverse effect on cash flow of SEK -496 million driven mainly by strong sales at the end of the quarter compared to the previous quarter on several markets. Liabilities had a positive effect of SEK 232 partly due to fluctuations in payments of trade payables and partly due to accrued personnel bonuses related to the Mylan offer. Accordingly, cash flow from operating activities amounted to SEK 939 million (351).

Interim Report, January-June 2016 6 (23)

Supplement to “Information about Meda”

Free cash flow was SEK 906 million (304). Transaction costs related to the Mylan offer of SEK 26 million and restructuring costs of SEK 43 million were paid during the period. Accordingly, free cash flow excluding non-recurring items totaled SEK 975 million (723).

Cash earnings per share for the period totaled SEK 2.48 (0.83). Excluding non-recurring items, cash earnings per share were SEK 2.67 (1.98).

Cash flow from investing activities amounted to SEK -45 million (-49).

Cash flow from financing activities amounted to SEK -1,049 million (-536). A dividend of SEK 914 million was paid during the quarter.

Cash earnings per share (SEK)*

4,00
3,50
3,00
2,50
2,00
1,50
1,00
0,50
0,00
Q3 2014
Q4 2014
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016

Free cash flow/EBITDA (%)*

100
80
60
40
20
Q3 2014
Q4 2014
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016

* *Excluding non-recurring items*

Financing

On June 30, 2016, equity stood at SEK 20,757 million compared with SEK 20,956 million at the start of the year, which corresponds to SEK 56.8 (57.3) per share. The equity/assets ratio was 34.5% compared with 34.4% at the start of the year.

Net debt totaled SEK 26,002 million on June 30, 2016, compared with SEK 25,505 million at the start of the year. At June 30, 2016, the average cost of the debt portfolio, including pension liabilities, was 3.0%.

Performance for net debt and net debt/adjusted EBITDA over the past eight quarters is illustrated in the following charts.

Net debt (SEK million)

30 000
28 000
26 000
24 000
22 000
20 000
18 000
16 000
14 000
12 000
Q3 2014
Q4 2014
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016

Net debt/adjusted EBITDA (times)

5,5
5
4,5
4
3,5
3
2,5
2
Q3 2014
Q4 2014
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016

Agreements and key events

Mylan N.V., a company incorporated in the Netherlands, and whose ordinary shares are traded on the NASDAQ Global Select Market and the Tel Aviv Stock Exchange, announced on February 10, 2016, a recommended public offer to the shareholders of Meda AB to transfer all of their shares in Meda AB to Mylan N.V. for a consideration consisting of a combination of cash and shares of common stock in Mylan N.V. (the

Interim Report, January-June 2016 7 (23)

Supplement to “Information about Meda”

Offer). On June 16, 2016 Mylan N.V. published its Offer Document to the shareholders of Meda AB relating to the Offer. The acceptance period for the Offer runs from and including June 17, 2016 up to and including July 29, 2016. Meda's Board of Directors recommends that Meda shareholders accept Mylan's Offer and Meda's two largest shareholders, representing approximately 30 percent of Meda's outstanding shares, have undertaken to accept the Offer.

Long-term performance based incentive programs (LTI-programs)

As of June 30, 2016, Meda has two outstanding LTI-programs approved by the AGM in 2014 and 2015. Meda is subject to a public takeover by Mylan which may lead to a change of control (CoC). Therefore, the board of Meda AB decided to modify the programs and convert them with a cash compensation to the participants in event of a CoC, provided that the individuals are still employed by Meda at that date. This means that the LTI-programs have been reclassified from equity settled programs to cash settled programs. The amount of compensation will be based on the number of share rights allotted for each of the programs and the Meda share price at completion of CoC. The vesting period for each program has been reduced and runs to August 2016. If CoC does not occur the LTI-programs will continue in full force and effect. .

Risks and uncertainties

The business is exposed to financial risks, which are described in Meda's 2015 Annual Report on pages 94-96. Risks related to operations are described in the 2015 Annual Report on pages 70-72.

Accounting policies

The Group complies with the EU-approved IFRS standards and their interpretations (IFRIC). This interim report was prepared as per IAS 34 Interim Financial Reporting. Further information about Group reporting and valuation principles is detailed in Note 1 on pages 90-94 of the 2015 Annual Report. The parent company applies RFR 2, Accounting for Legal Entities.

The Group uses the same accounting policies in this interim report as applied in the preparation of the 2015 Annual Report. The new and amended IFRS standards and IFRIC interpretations effective from January 1, 2016, have not had any material effect on the consolidated financial statements.

Interim Report, January-June 2016 8 (23)

Supplement to “Information about Meda”

The Board of Directors and the CEO certify that the half-yearly financial report gives a fair view of the performance of the business, position and profit or loss of the Company and the Group, and describes the principal risks and uncertainties that the Company and the companies in the Group face.

Stockholm, July 21, 2016

Martin Svalstedt Board chairman	Luca Rovati Deputy board chairman	Peter Claesson Board member
Peter von Ehrenheim Board member	Kimberly Lein-Mathisen Board member	Guido Oelkers Board member
Karen Sörensen Board member	Lillie Li Valeur Board member	Lars Westerberg Board member

Jörg-Thomas Dierks
CEO

The company's auditors did not review this interim report.

Meda AB

Pipers väg 2A, Box 906, 170 09 Solna, Sweden, Tel: +46 8-630 19 00, Fax: +46 8-630 19 50, email: info@meda.se, www.meda.se, Corp. ID: 556427-2812

Upcoming reporting dates

Interim report, January-September	October 26, 2016

Forward-looking statement
This report is not an offer to sell or a solicitation to buy shares in Meda. This report also contains certain forward-looking statements with respect to certain future events and Meda's potential financial performance. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts and may sometimes include words such as "may", "will", "seek", "anticipate", "expect", "estimate", "intend", "plan", "forecast", "believe", or other words of similar meaning. These forward-looking statements reflect the current expectations on future events of the management at the time such statements are made, but are made subject to a number of risks and uncertainties. In the event such risks or uncertainties materialize, Meda's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research and product development, manufacturing and commercialization, the impact of competitive products, patents, legal challenges, government regulation and approval, Meda's ability to secure new products for commercialization and/or development, and other risks and uncertainties detailed from time to time in Meda AB's interim or annual reports, prospectuses, or press releases. Listeners and readers are cautioned that no forward-looking statement is a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Meda does not intend or undertake to update any such forward-looking statements.

Meda AB discloses the information provided herein pursuant to the Securities Market Act and/or the Financial Instruments Trading Act. This information was submitted for publication on July 21, 2016 at 8:00 AM.

Interim Report, January-June 2016 9 (23)

Supplement to “Information about Meda”

Consolidated income statement

SEK million	January-June 2016	January-June 2015	April-June 2016	April-June 2015	Full year 2015
Net sales	9,330	9,735	5,015	5,152	19,648
Cost of sales	-3,624	-3,723	-1,996	-1,973	-7,525
Gross profit	**5,706**	**6,012**	**3,019**	**3,179**	**12,123**
Other income	-	-	-	-	22
Selling expenses	-2,134	-2,084	-1,124	-1,035	-4,359
Medicine- and business development [1]	-2,056	-1,942	-973	-975	-4,086
Administrative expenses	-563	-518	-318	-237	-981
Operating profit (EBIT)	**953**	**1,468**	**604**	**932**	**2,719**
Net financial items	-473	-853	-221	-384	-1,415
Profit for the period after net financial items (EBT)	**480**	**615**	**383**	**548**	**1,304**
Tax	109	3	-85	-156	-112
Net profit	**589**	**618**	**298**	**392**	**1,192**
Profit/loss attributable to:					
Parent company shareholders	589	618	298	392	1,176
Non-controlling interests	0	0	0	0	16
Net profit	**589**	**618**	**298**	**392**	**1,192**
[1] *Of which amortization of product rights*	-1,462	-1,507	-731	-756	-3,040
EBITDA	2,523	3,094	1,388	1,748	6,003
Amortization, product rights	-1,462	-1,507	-731	-756	-3,040
Depreciation and amortization, other	-108	-119	-53	-60	-244
Operating profit (EBIT)	**953**	**1,468**	**604**	**932**	**2,719**
EBITDA, excluding non-recurring effects	2,832	3,183	1,576	1,780	6,482

Interim Report, January-June 2016 10 (23)

Supplement to “Information about Meda”

Consolidated comprehensive income

	January-June		April-June		Full year
SEK million	**2016**	2015	**2016**	2015	2015
Net profit	**589**	**618**	**298**	**392**	**1,192**
Items that will not be reclassified to the income statement					
Revaluation of defined-benefit pension plans and similar plans, net of tax	-177	27	-53	46	55
	-177	**27**	**-53**	**46**	**55**
Items that may be reclassified to the income statement					
Translation difference	824	-373	869	-470	-376
Translation difference reversed to income statement	-	0	-	-	-3
Hedge of net investment, net of tax	-490	288	-469	218	308
Cash flow hedges, net of tax	8	-5	5	-8	-1
Available-for-sale financial assets, net of tax	-3	-5	-2	-4	-9
	339	**-95**	**403**	**-264**	**-81**
Other comprehensive income, net of tax	**162**	**-68**	**350**	**-218**	**-26**
Total comprehensive income	**751**	**550**	**648**	**174**	**1,166**
Profit attributable to:					
Parent company shareholders	751	550	648	174	1,150
Non-controlling interests	0	0	0	0	16
Total comprehensive income	**751**	**550**	**648**	**174**	**1,166**

Interim Report, January-June 2016 11 (23)

Supplement to “Information about Meda”

Share data

	January-June		April-June		Full year
	2016	2015	**2016**	2015	2015
Earnings per share					
Basic earnings per share, SEK	1.61	1.69	0.81	1.07	3.22
Diluted earnings per share, SEK	1.61	1.69	0.81	1.07	3.22
Basic earnings per share, SEK [1]	1.65	1.93	1.19	1.34	4.14
Diluted earnings per share, SEK [1]	1.65	1.93	1.19	1.34	4.14
Average number of shares					
Basic (thousands)	365,467	365,467	365,467	365,467	365,467
Diluted (thousands)	365,467	365,467	365,467	364,467	365,467
Number of shares on closing day					
Basic (thousands)	365,467	365,467	365,467	365,467	365,467
Diluted (thousands)	365,467	365,467	365,467	365,467	365,467

[1] *Earnings per share excluding non-recurring effects.*

Interim Report, January-June 2016 12 (23)

Supplement to “Information about Meda”

Consolidated balance sheet

SEK million	June 30 2016	June 30 2015	December 31 2015
ASSETS			
Non-current assets			
- Property, plant and equipment	1,490	1,646	1,504
- Intangible [1]	46,821	49,337	47,478
- Other non-current assets	2,063	2,028	2,097
Non-current assets	**50,374**	**53,011**	**51,079**
Current assets			
- Inventories	3,011	3,154	2,876
- Current receivables	5,992	5,530	5,279
- Cash and cash equivalents	842	1,359	1,612
Current assets	**9,845**	**10,043**	**9,767**
Total assets	**60,219**	**63,054**	**60,846**
EQUITY AND LIABILITIES			
Equity	**20,757**	**20,326**	**20,956**
Non-current liabilities			
- Borrowings	22,955	25,437	22,507
- Pension obligations	2,544	2,312	2,273
- Deferred tax liabilities	4,212	5,091	4,708
- Other non-current liabilities	347	2,792	2,830
Non-current liabilities	**30,058**	**35,632**	**32,318**
Current liabilities			
- Borrowings	1,361	2,412	2,355
- Other current liabilities	8,043	4,684	5,217
Current liabilities	**9,404**	**7,096**	**7,572**
Total equity and liabilities	**60,219**	**63,054**	**60,846**
[1] *Of which goodwill*	25,988	25,430	25,524

Interim Report, January-June 2016 13 (23)

Supplement to “Information about Meda”

Consolidated cash flow statement

	January-June		April-June		Full year
SEK million	**2016**	2015	**2016**	2015	2015
Profit after financial items	480	615	383	548	1,304
Adjustments for items not included in cash flow	1,673	1,638	870	629	3,373
Net change in pensions	-18	-31	-8	-14	-45
Net change in other provisions	-58	-386	-17	-143	-112
Income taxes paid	-203	-291	-77	-224	-803
Cash flow from operating activities before changes in working capital	**1,874**	**1,545**	**1,151**	**796**	**3,717**
Cash flow from changes in working capital					
Inventories	-102	-178	52	95	-198
Receivables	-441	-323	-496	-191	-96
Liabilities	-38	-362	232	-349	-99
Cash flow from operating activities	**1,293**	**682**	**939**	**351**	**3,324**
Cash flow from investing activities	**-92**	**-295**	**-45**	**-49**	**262**
Cash flow from financing activities	**-1,988**	**-1,340**	**-1,049**	**-536**	**-4,272**
Cash flow for the period	**-787**	**-953**	**-155**	**-234**	**-686**
Cash and cash equivalents at period´s start	1,612	2,311	977	1,624	2,311
Exchange-rate difference in cash and cash equivalents	17	1	20	-31	-13
Cash and cash equivalents at period´s end	**842**	**1,359**	**842**	**1,359**	**1,612**
Free cash flow, SEK million	1,236	573	906	304	3,095
Free cash flow, excluding non-recurring effects, SEK million	1,471	1,432	975	723	4,172
Cash earnings per share, SEK	3.38	1.57	2.48	0.83	8.47
Cash earnings per share, excluding non-recurring effects, SEK	4.03	3.92	2.67	1.98	11.41

Interim Report, January-June 2016 14 (23)

Supplement to “Information about Meda”

Consolidated statement of changes in equity

SEK million	Share capital	Other capital contributions	Other reserves	Retained earnings including profit for the year	Total	Non-controlling interests	Total equity
Opening balance, equity, January 1, 2015	**365**	**13,788**	**401**	**6,142**	**20,696**	**-16**	**20,680**
Total comprehensive income	-	-	-68	618	550	0	550
Divestment of operation	-	-	-	-	-	-3	-3
Share-based payments, settled using equity instruments	-	-	-	13	13	-	13
Dividend	-	-	-	-914	-914	-	-914
Closing balance, equity, June 30, 2015	**365**	**13,788**	**333**	**5,859**	**20,345**	**-19**	**20,326**
Opening balance, equity, January 1, 2016	**365**	**13,788**	**375**	**6,431**	**20,959**	**-3**	**20,956**
Total comprehensive income	-	-	162	589	751	0	751
Reclassification of share-based plans from equity-settled to cash-settled	-	-	-	-36	-36	-	-36
Dividend	-	-	-	-914	-914	-	-914
Closing balance, equity, June 30, 2016	**365**	**13,788**	**537**	**6,070**	**20,760**	**-3**	**20,757**

Interim Report, January-June 2016 15 (23)

Supplement to “Information about Meda”

Fair value – financial assets and liabilities

The table below comprises the consolidated financial assets and liabilities that are measured at fair value.

Interest rate swaps and currency forward contracts are reported as level 2 and used for the purpose of hedging. Fair value measurement for interest rate swaps is calculated by discounting with observable market data. Measurement of fair value for currency forward contracts is based on published forward prices.

Available-for-sale financial assets are reported as level 1 and 2. Level 1 comprises quoted interest-bearing securities and fair value measurement is based on quoted prices on an active market. Level 2 mainly comprises fund holdings where fair value measurement is based on observable market data.

Group derivatives are covered by right of set-off between assets and liabilities with the same counterparty. Offsetting of assets and liabilities has not been applied. Derivatives recognized as assets and liabilities are presented in the table below.

No transfers have been made between level 1 and level 2 during the period.

	January-June		**January-June**		**Full year**	
SEK million	**2016**		2015		2015	
	Level 1	Level 2	Level 1	Level 2	Level 1	Level 2
Assets						
Currency forward contracts	-	216	-	162	-	149
Available-for-sale financial assets	6	14	3	28	6	17
Total	**6**	**230**	**3**	**190**	**6**	**166**
Liabilities						
Interest rate swaps [1]	-	14	-	14	-	23
Currency forward contracts	-	345	-	90	-	201
Total	**-**	**359**	**-**	**104**	**-**	**224**

[1] *Cash flow hedging*

Interim Report, January-June 2016 16 (23)

Supplement to “Information about Meda”

Parent company

The parent company's net sales reached SEK 3,245 million (3,054), of which intra-Group sales represented SEK 2,169 million (2,066). Operating profit totaled SEK 156 million (346) and net financial items amounted to SEK 77 million (-78).

Investments in intellectual property rights for the period were SEK 9 million (15), and investments in property, plant, and equipment totaled SEK 3 million (25).

Financial assets on June 30, 2016, totaled SEK 42,035 million, compared to SEK 40,224 million at the end of the previous year. Cash and cash equivalents amounted to SEK 243 million (968).

Income statement for the parent company

	January-June	
SEK million	**2016**	2015
Net sales	3,245	3,054
Cost of sales	-1,912	-1,834
Gross profit	**1,333**	**1,220**
Selling expenses	-300	-208
Medicine- and development expenses	-670	-563
Administrative expenses	-207	-103
Operating profit (EBIT)	**156**	**346**
Net financial items	77	-78
Profit for the period after net financial items (EBT)	**233**	**268**
Appropriations and tax	-246	-89
Net profit	**-13**	**179**

Interim Report, January-June 2016 17 (23)

Supplement to “Information about Meda”

Balance sheet for the parent company

	June 30 2016	December 31 2015
ASSETS		
Non-current assets		
- Intangible	4,064	4,459
- Property, plant and equipment	47	45
- Financial	42,035	40,224
Total non-current assets	**46,146**	**44,728**
Current assets		
- Inventories	578	535
- Current receivables	2,049	1,725
- Cash and bank balances	243	968
Total current assets	**2,870**	**3,228**
Total assets	**49,016**	**47,956**
EQUITY AND LIABILITIES		
Restricted equity	3,540	3,540
Non-restricted equity	11,663	12,623
Total equity	**15,203**	**16,163**
Untaxed reserves	1,782	1,520
Provisions	78	75
Non-current liabilities	27,734	24,075
Current liabilities	4,219	6,123
Total equity and liabilities	**49,016**	**47,956**

Interim Report, January-June 2016 18 (23)

Supplement to “Information about Meda”

Sales (SEK million)

Sales trends for the 20 best-selling products in the period.

	January-June				April-June			
SEK million	**2016**	2015	Index	Index [1]	**2016**	2015	Index	Index [1]
Dymista	570	474	120	122	341	281	121	124
Dona	456	377	121	128	274	154	177	189
Betadine	419	407	103	103	213	218	97	98
Tambocor	300	309	97	97	173	168	102	103
EpiPen	276	260	106	110	181	131	139	143
Saugella	250	215	116	117	124	117	106	107
Elidel [2]	224	282	79	83	126	167	75	79
Armolipid	186	160	116	116	114	106	108	108
Aldara/Zyclara	185	195	95	97	101	107	94	97
Astelin	165	202	82	84	93	95	98	102
Reparil	153	122	126	130	85	63	136	142
Legalon	142	190	75	78	68	127	54	55
Calcium	135	140	96	97	65	74	88	88
Mestinon	133	139	96	98	72	79	91	93
CB12	132	152	87	88	63	86	73	75
Felbatol	127	203	62	63	67	116	57	58
Minitran	124	118	105	105	66	71	93	94
Spasmolyt	123	123	100	102	84	71	118	119
Solco	121	108	112	123	65	52	125	138
Treo	110	109	101	102	54	57	99	99

[1] *Index in constant exchange rates*

[2] *Refers to sales outside North America*

Interim Report, January-June 2016 19 (23)

Supplement to “Information about Meda”

Segment information

External net sales

	January-June		April-June		Full year
SEK million	**2016**	2015	**2016**	2015	2015
Western Europe	5,998	6,155	3,197	3,290	12,213
USA	1,420	1,579	751	793	3,354
Emerging Markets	1,826	1,768	1,016	949	3,660
Other Sales	86	233	51	120	421
Total external net sales	**9,330**	**9,735**	**5,015**	**5,152**	**19,648**

EBITDA

	January-June		April-June		Full year
SEK million	**2016**	2015	**2016**	2015	2015
Western Europe	2,213	2,201	1,201	1,260	4,247
USA	431	633	227	325	1,432
Emerging Markets	618	639	334	343	1,281
Other Sales	-739	-379	-374	-180	-957
Total EBITDA	**2,523**	**3,094**	**1,388**	**1,748**	**6,003**

EBITDA, excluding non-recurring effects

	January-June		April-June		Full year
SEK million	**2016**	2015	**2016**	2015	2015
Western Europe	2,213	2,253	1,201	1,292	4,476
USA	431	633	227	325	1,432
Emerging Markets	618	665	334	343	1,294
Other Sales	-430	-368	-186	-180	-720
Total EBITDA	**2,832**	**3,183**	**1,576**	**1,780**	**6,482**

Interim Report, January-June 2016 20 (23)

Supplement to “Information about Meda”

Key ratios

	January-June		April-June		Full year	
	2016	2015	**2016**	2015	2015	
Related to earnings						
Net sales, SEK million	9,330	9,735	5,015	5,152	19,648	
- Growth, total	-4%	42%	-3%	48%	28%	
- Growth, constant exchange rates	-2%	31%	0%	38%	21%	
- Growth, organic	0%	-1%	2%	2%	-1%	*)
Gross margin	61.2%	61.8%	60.2%	61.7%	61.7%	
EBITDA, SEK million	2,523	3,094	1,388	1,748	6,003	
EBITDA margin	27.0%	31.8%	27.7%	33.9%	30.6%	
EBITDA excluding non-recurring effects, SEK million	2,832	3,183	1,576	1,780	6,482	
EBITDA margin excluding non-recurring effects	30.4%	32.7%	31.4%	34.5%	33.0%	
Earnings per share, SEK	1.61	1.69	0.81	1.07	3.22	
Earnings per share excluding non-recurring effects, SEK	1.65	1.93	1.19	1.34	4.14	
Adjusted earnings per share, SEK	4.74	5.12	2.73	2.94	10.57	
Related to cash flow						
Free cash flow, SEK million	1,236	573	906	304	3,095	
Cash earnings per share, SEK	3.38	1.57	2.48	0.83	8.47	
Free cash flow excluding non-recurring effects, SEK million	1,471	1,432	975	723	4,172	
Cash earnings per share excluding non-recurring effects, SEK	4.03	3.92	2.67	1.98	11.41	
Return/Efficiency						
Adjusted free cash flow/capital employed	10.3%	10.0%			10.3%	
Adjusted free cash flow/equity	20.2%	17.1%			20.1%	
Net working capital/net sales	26%	26%			22%	
Free cash flow/EBITDA	49%	19%	65%	17%	52%	
Free cash flow excluding non-recurring effects/EBITDA excluding non-recurring effects	52%	45%	62%	41%	64%	
Related to balance sheet						
Net debt, SEK million	26,002	28,749			25,505	
Net debt/equity ratio, times	1.3	1.4			1.2	
Equity per share, SEK (at end of period)	56.8	55.6			57.3	
Equity/asset ratio	34.5%	32.2%			34.4%	
Other						
Net debt/adjusted EBITDA	4.42	4.69			4.11	

*) *Organic growth pro forma*

Interim Report, January-June 2016 21 (23)

Supplement to “Information about Meda”

Definitions related to sales comments

Sales by geographic area

Western Europe – Western Europe, excluding the Baltics, Poland, Czech Republic, Slovakia and Hungary.
US – includes Canada.
Emerging Markets – Eastern Europe, including the Baltics, Poland, Czech Republic, Slovakia and Hungary, Turkey, the Middle East, Mexico and other non-European markets.
Other Sales – revenues from contract manufacturing, services and other income.

Sales by product category

Rx – prescription drugs and specialty products.
Cx/OTC – non-prescription products.
Other Sales – revenues from contract manufacturing, services and other income.

Definitions of key ratios

Related to earnings

Growth, total – sales development in relation to the same period the previous year.
Growth, constant exchange rates – sales development in relation to the same period the previous year adjusted for currency effects.
Growth, organic – sales development adjusted for currency effects, acquisitions, disposals, discontinued products, and revenues from the cooperation agreement with Valeant.
Organic growth, pro forma – sales development in relation to the same period the previous year including acquisitions of products and business adjusted for currency effects.
Earnings per share – profit for the period attributable to parent company shareholders in relation to weighted average number of shares for the period. Where applicable, the comparative periods have been recalculated to consider the bonus issue element.
Adjusted earnings per share – earnings per share adjusted for non-recurring items and amortizations on product rights and related tax.

Related to cash flow

Free cash flow – cash flow from operating activities less cash flow from investing activities (excluding acquired product rights and acquired operations).
Cash earnings per share – free cash flow for the period in relation to weighted average number of shares for the period. Where applicable, the comparative periods have been recalculated to consider the bonus issue element.

Return/Efficiency

Capital employed – the balance sheet total less cash and cash equivalents, tax provisions, and non-interest-bearing liabilities.
Adjusted free cash flow/capital employed – free cash flow rolling 12 months excluding non-recurring items and paid interest in relation to average capital employed.
Free cash flow/equity – free cash flow rolling 12 months excluding non-recurring items in relation to average equity.
Net working capital/net sales – current assets less current liabilities in relation to net sales rolling 12 months pro forma.

Interim Report, January-June 2016 22 (23)

Supplement to “Information about Meda”

Related to balance sheet

Net debt – net of interest-bearing liabilities and interest-bearing provisions less cash and cash equivalents, including current investments and interest-bearing non-current financial assets.

Net debt/equity ratio – net debt divided by equity.

Equity/assets ratio – equity as a percentage of the balance sheet total.

Other

Net debt/adjusted EBITDA – net debt divided by EBITDA rolling 12 months pro forma excluding restructuring and transaction costs due to acquisitions.

Interim Report, January-June 2016 23 (23)

Addresses

Mylan Mylan N.V. Trade register number 61036137 Principal executive offices Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL England Telephone number: +44 (0) 1707-853-000	Meda Meda AB (publ.) Pipers väg 2A Box 906 170 09 Solna, Sweden Telephone: +46 8 630 19 00

Mylan N.V. Group’s Global Headquarters 1000 Mylan Blvd., Canonsburg, PA, USA 15317 Telephone number: +1 (724) 514-1800

Financial advisors Centerview Partners LLC 31 West 52nd Street New York, New York 10019 USA	Financial advisor N M Rothschild & Sons Ltd New Court St Swithin’s Lane London EC4N 8AL United Kingdom

Handelsbanken Capital Markets Blasieholmstorg 11 106 70 Stockholm Sweden

Legal advisors Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 USA	Legal advisors Mannheimer Swartling Advokatbyrå PO Box 1711 SE-111 87 Stockholm Sweden

Advokatfirman Vinge KB Smålandsgatan 20 111 87 Stockholm Sweden	Cleary Gottleib Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 USA

NautaDutilh N.V. Strawinskylaan 1999 1077 XV Amsterdam The Netherlands

Reporting accountant PricewaterhouseCoopers One Spencer Dock North Wall Quay Dublin 1 Ireland	Auditor PricewaterhouseCoopers AB SE-113 97 Stockholm Sweden

Independent auditors Deloitte & Touche LLP One PPG Place Suite 2600 Pittsburgh, PA 15222 USA

Registered firm with the U.S. Public Company

Accounting Oversight Board

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